Exhibit 99.1

Press Release

AVIS BUDGET GROUP ANNOUNCES PRICING OF

$450 MILLION OF SENIOR NOTES

PARSIPPANY, N.J., March 8, 2010 - Avis Budget Group, Inc. (NYSE: CAR) announced today that its wholly-owned subsidiary, Avis Budget Car Rental, LLC, has priced an offering of $450 million aggregate principal amount of 9 5/8% senior notes due 2018. The sale of the new notes is expected to be completed on or about March 10, 2010, subject to customary closing conditions. At such time, also subject to customary closing conditions, the Company expects to complete the proposed amendment to its senior credit facility, which, among other things, will reduce the maximum size of the facility to $1.5 billion and extend the maturities of approximately $1.25 billion by two years.

The notes were priced at 98.634% of par, will be senior unsecured obligations of Avis Budget Car Rental, LLC and will be guaranteed on a senior basis by Avis Budget Group, Inc. and certain of its domestic subsidiaries. Avis Budget Group intends to use the net proceeds of the offering, together with cash on hand, to help repay outstanding indebtedness on its floating rate term loan and for general corporate purposes. Including the effect of interest rate hedges, the floating rate term loan being repaid has an effective interest rate of approximately 9.2%.

The notes and the related guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether the offering will be completed and the anticipated use of the proceeds of the offering. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended

December 31, 2009 including under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

About Avis Budget Group, Inc.

Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is a leading general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has approximately 23,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Media Contact	Investor Contact
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086